EVALUATION LICENSE AND OPTION AGREEMENT

THIS EVALUATION LICENSE AND OPTION AGREEMENT, including Appendices A and B (collectively, the "**Agreement**") is made effective July 1, 2022 ("**Effective Date"**) between **THE REGENTS OF THE UNIVERSITY OF CALIFORNIA** ("**The Regents**"), a California corporation having its corporate offices located at 1111 Franklin Street, Oakland, CA 94607-5200, acting through The Office of Technology Development Group of the University of California, Los Angeles, located at 10889 Wilshire Blvd., Suite 920, Los Angeles, CA, 90095-7191, and **CancerVAX, Inc.** ("**Optionee**"), having an address at 351 Paseo Nuevo, Floor 2, Santa Barbara, CA 93101.

RECITALS

WHEREAS, The Regents owns or otherwise controls certain rights in the Patent Rights (defined below) and desires the inventions claimed by the Patent Rights be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public;

WHEREAS, shortly following execution of this Agreement the parties will enter into a sponsored research agreement, i.e., UCLA Agreement Number 2022-4579 / ISR2022-0439-INT (the "**SRA**");

WHEREAS, Optionee is a "small entity" as defined in 37 CFR 1.27(a)(2) for the purposes of determining whether The Regents is eligible for reduced patent fees;

WHEREAS, Optionee wishes to further evaluate the inventions claimed by the Patent Rights to determine its interest in acquiring certain commercialization rights; and

WHEREAS, The Regents is willing to permit Optionee to conduct such evaluation and to retain such exclusive commercialization rights to the Patent Rights for Optionee during the course of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, Optionee and The Regents hereby agree as follows:

1. DEFINITIONS

1.1. "**Affiliate**" means any entity which, directly or indirectly, Controls Optionee, is Controlled by Optionee, or is under common Control with Optionee. "Control" means (i) having the actual, present capacity to elect a majority of the directors, or the power to direct greater than fifty percent (50%) of the voting rights entitled to elect directors, of a given entity; or (ii) in any country where the local law does not permit foreign equity ownership of greater than fifty (50%) of a given entity, the maximum percentage of such outstanding stock or voting rights permitted by such local law. For clarity, an entity will be deemed an Affiliate of Optionee solely for the term during which it satisfies the foregoing definition.

1.2. "**Associated Technology**" means The Regents' interest in nonpatentable subject matter, such as technical information, copyrightable works, processes, procedures, compositions, devices, tangible materials, methods, formulas, protocols, techniques, software, designs, drawings and/or data, in all cases that satisfies all of the following: (i) it exists as of the Effective Date of the License Agreement, (ii) it was created and assigned to The Regents by the inventors of the Patent Rights, (iii) The Regents agrees to include such nonpatentable subject matter as being licensed pursuant to the License Agreement, and (iv) it is expressly identified in an appendix to the License Agreement.

1.3. "**Field**" means all applications and uses.

1.4. "**License Agreement**" means the proposed license agreement pursuant to which Optionee will be granted a license under the Patent Rights to make, use, sell, offer for sale and import Products in the Field.

1.5. "**Product**" means any product (i) that incorporates, comprises, employs, uses, or is in any way produced through the practice or use of, or (ii) the manufacture, use, sale, offer for sale, importation, or provision of which would

otherwise constitute infringement (including direct, contributory or inducement) of, in each case of (i) and (ii) any Valid Claims of the Patent Rights.

1.6. “**Patent Action**” means the preparation, filing, prosecution and maintenance of patent applications and patents under the Patent Rights, including reexaminations, interferences, oppositions, and any other ex parte or inter partes matters originating in a patent office.

1.7. “**Patent Costs**” means all out-of-pocket costs incurred by The Regents with respect to the Patent Rights for Patent Actions.

1.8. “**Patent Rights**” means The Regents’ interest in: (i) the patents and patent applications expressly identified in **Appendix A** and their foreign counterparts; (ii) any patent applications claiming priority to those identified in subpart (i) such as utility filings, divisionals, continuations and continuations-in-part (but solely to the extent of those claims that are both entirely supported by the specification and entitled to the priority date of any patent application or patent identified in subparts (i) and (ii) above); and (iii) any patents issuing from any patent application identified in subparts (i)-(iii), including reissues, reexaminations, and substitutions, as well as any applicable patent extensions or term adjustments, and supplementary protection certificates (“SPCs”).

1.9. “**Term**” means the period of time commencing on the Effective Date and terminating twenty-four (24) months thereafter; provided however, if Optionee fails to timely notify The Regents of its election to negotiate as set forth in paragraph 3.1, The Regents will have the right to terminate this Agreement at its discretion. If the parties agree in writing to an extension of the term of the SRA (the “**SRA Term Extension**”), The Regents agrees that the Term of this Agreement will be likewise extended by the same number of months as the SRA Term Extension via a written amendment to this Agreement. Similarly, if Optionee elects to terminate the SRA, then the Term of this Agreement shall automatically terminate six (6) months after the effective date of such termination of the SRA. The Term will be extended in three (3) month increments up to a total of six (6) months via a written amendment to this Agreement in the event that Optionee, prior to the end of the Term, provides to The Regents a notice that it is planning to do pre-clinical work on the inventions that are the subject of this Agreement.

1.10. “**Valid Claim**” means any pending or issued claim in the Patent Rights that has not irrevocably: (i) expired; (ii) been disclaimed, cancelled or superseded, or if cancelled or superseded, has not been reinstated; and (iii) been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country, in all cases from which no further appeal has or may be taken. If any pending claim in the Patent Rights has not issued within seven (7) years from its earliest priority date, it shall cease to be a Valid Claim unless and until it issues.

2. OPTION & EVALUATION LICENSE AND REQUIRED DILIGENCE

2.1. **Option and Evaluation License Grant.** Subject to the terms and limitations of this Agreement, The Regents hereby grants to Optionee solely for the Term: (i) to the extent legally able, an exclusive time-limited option to negotiate the terms of a License Agreement (the “**Option**”), and (ii) a non-exclusive internal research license under Patent Rights, without the right to sublicense, for the sole purpose of enabling Optionee the opportunity to evaluate its interest in electing to negotiate a License Agreement hereunder.

2.1a The Regents expressly reserves the right to: (a) use the Patent Rights for educational and research purposes, clinical research, and research sponsored by commercial entities, (b) publicly disclose research results, (c) use the Patent Rights to offer and perform clinical diagnostic and prognostic services, and (d) allow other non-profit institutions to use the Patent Rights for the same purposes as all of the foregoing.

2.1b The License Agreement, if executed, and this Agreement, is subject to the following restrictions: The rights granted to Optionee to the Patent Rights pursuant to this Agreement, as well as under any License Agreement, are subject to any rights required to be granted by The Regents to the U.S. Government, including a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the invention claimed by such Patent Rights throughout the world, as well as any requirements of any agreements between The Regents and any agency of the U.S. government that provided funding for the subject matter covered by the Patent Rights.

2.2. **Prohibited Activities.** Optionee is expressly prohibited from administering Products to humans during the Term of this Agreement. In addition, Optionee acknowledges the inventors of the Patent Rights, to the extent they are employees of The Regents, have certain obligations to disclose and assign their interest in the inventions they create to The Regents. Optionee acknowledges the license granted under this Agreement is intended solely to permit Optionee to evaluate the inventions claimed by the Patent Rights. Therefore, in partial consideration of such license, if Optionee does not execute a License Agreement to the Patent Rights with The Regents during the term of this Agreement, and Optionee files an Improvement Patent on any inventions made, or the results generated, through its evaluation of the Patent Rights, then Optionee hereby grants to The Regents a paid-up, royalty-free, perpetual, irrevocable, transferrable, nonexclusive license, with the right to grant sublicenses to third parties, to such Improvement Patents for all purposes, including the right to make, use, sell and import products and services. "**Improvement Patent**" means any patent application or patent that includes a claim that would be infringed by the practice of any claim of the Patent Rights. The provisions in this Section 2.2 will survive termination or expiration of this Agreement and, upon written consent of The Regents, may be superseded by the terms of the License Agreements, if executed.

2.3. **Diligence.** As partial consideration for the rights granted to Optionee hereunder, Optionee must during the Term expend at least Two Million US Dollars ($2,000,000) under the SRA. Optionee acknowledges and agrees that The Regents will have the right to immediately terminate this Agreement, without Optionee having the right to cure, if the SRA is not executed within three (3) months of the Effective Date.

2.4. **SRA Inventions.** Shortly following execution of this Agreement, the parties intend to enter into the SRA pursuant to which Optionee will receive certain rights to Subject Inventions as defined in the SRA.

2.5. **Associated Technology**. For clarity, the rights granted pursuant to this Agreement pertain solely to the Patent Rights; if Optionee desires any right or license from The Regents (in addition to any right or license that is granted to Optionee pursuant to the SRA) to use any information and/or tangible material associated with such Patent Rights (e.g., data, protocols, tangible materials, etc.), the parties may negotiate and either amend this Agreement, or enter into a separate agreement, to the extent such rights are available at the time of Licensee's request.

3. ELECTION TO NEGOTIATE & OPTION EXPIRATION

3.1. **Election to Negotiate.** If Optionee desires to negotiate to obtain a License Agreement, Optionee must provide written notice of its intent to The Regents at least six (6) months prior to expiration of the Term (such notice the "**Election to Negotiate**"). If Optionee timely provides such Election to Negotiate, the parties agree to negotiate during the Term in good faith the terms and conditions of a License Agreement. Unless The Regents terminate this Agreement earlier on the basis of Licensee's breach or failure to timely provide an Election to Negotiate per this Section 3.1, this Agreement will expire at the end of the Term. Upon termination of this Agreement, Optionee will have no residual or other rights in the Patent Rights unless The Regents and Optionee executed a License Agreement.

4. OPTION ISSUE FEE

4.1 Within thirty (30) days of the Effective Date, Optionee will provide to The Regents a non-refundable option issue fee of **Three Thousand Dollars ($3,000.00)** as partial consideration for the rights granted by The Regents to Optionee hereunder.

5. PATENT PROSECUTION AND COSTS

5.1 **Patent Prosecution**. The Patent Rights will be held in the name of The Regents with counsel of its choice. While The Regents shall control all Patent Actions and all decisions with respect to Patent Actions, it will provide Optionee

with copies of all correspondence received from the applicable patent office during the Term and consider any comments or suggestions by Optionee with respect to Patent Actions in good faith. The Regents is entitled to take action to preserve rights and minimize costs whether or not Optionee has commented and The Regents shall have no requirement to file, prosecute, or maintain the Patent Rights if Optionee is not current with its Patent Cost obligations under this Agreement.

5.2 **Patent Prosecution Requests & Costs.** Optionee must request Patent Actions via a written request to The Regents sixty (60) days prior to the deadline set by the applicable patent office. Optionee will bear all Patent Costs incurred during the Term and will pay in advance The Regents patent counsel's estimated costs for undertaking a Patent Action before The Regents authorizes its patent counsel to proceed ("**Advanced Payment**"). Optionee's failure to either so timely provide written request to The Regents, and/or timely pay any Patent Costs as required herein, will be construed as an election by Optionee to not secure the associated patent rights and such patent application(s) and patent(s) will not be part of the Patent Rights hereunder and Optionee will have no further rights, option or license to them.

6. TERMINATION

6.1. Unless extended by mutual written agreement between Optionee and The Regents, this Agreement will automatically terminate (without the requirement of any notice by The Regents) upon expiration of the Term. However, if Optionee violates or fails to perform any material term of this Agreement, then The Regents may terminate this Agreement earlier by giving written notice of the default to Optionee, and if Optionee does not repair the default within thirty (30) days after the effective date of such notice, then this Agreement will automatically terminate on the effective date of such notice. Termination will not act to relieve Optionee of its obligation to pay any monies owed at the time of termination and will not impair any accrued right of The Regents.

7. INDEMNITY & INSURANCE

7.1. **Indemnity.** Optionee agrees to indemnify, hold harmless and defend The Regents, The Regents' officers, employees, and agents, and the sponsors of the research that led to, and the inventors of, the inventions claimed by the Patent Rights, from and against any and all liability, claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of exercise of this Agreement. Indemnification includes but is not limited to products liability. If The Regents, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by Optionee to defend The Regents in accordance with this Section 7.1, then The Regents may retain counsel of its choice to represent it, and Optionee will pay all expenses for such representation.

7.2. **Insurance.** During the Term, Optionee agrees not to use or test any Licensed Products in or on human subjects. Optionee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance: Commercial Form General Liability Insurance (contractual liability included) with limits as follows: Each Occurrence: $1,000,000; Products/Completed Operations Aggregate: $2,000,000; Personal and Advertising Injury: $1,000,000; General Aggregate (commercial form only): $2,000,000; and Worker's Compensation: as legally required in the jurisdiction in which Optionee is doing business. If the above insurance is written on a claims-made form, it must continue for three (3) years following termination or expiration of this Agreement. The insurance must have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement. The coverage and limits above will not in any way limit Optionee's liability under Section 7.1 (Indemnity).

8. DISCLAIMER OF WARRANTIES

8.1. **THIS OPTION AND THE PATENT RIGHTS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE INVENTION CLAIMED BY THE REGENTS' PATENT RIGHTS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS OPTION OR THE USE OF THE PATENT RIGHTS OR PRODUCTS.**

8.2. Nothing in this Agreement will be construed as: (a) a warranty or representation by The Regents as to the validity

or scope of any Patent Rights; or (b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license of Patent Rights is or will be free from infringement of patents copyrights, trademarks or any other forms of intellectual property rights or tangible property rights; or (c) an obligation to bring or prosecute actions or suits against third parties for patent, copyright or trademark infringement; or (d) conferring by implication, estoppel or otherwise any license or rights under any patents of The Regents or the U.S. Government other than Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Patent Rights; or (e) an obligation of The Regents to furnish any know-how.

9. LIMITATION OF LIABILITY

9.1. **THE REGENTS WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY OPTIONEE, ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE REGENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE REGENTS WILL NOT BE LIABLE FOR ANY DIRECT DAMAGES SUFFERED BY OPTIONEE OUT OF OR RELATED TO PATENT RIGHTS TO THE EXTENT ASSIGNED OR LICENSED BY THE REGENTS' INVENTORS TO THIRD PARTIES.**

10. NOTICES

10.1 Any notice, progress report, or payment (except for Advanced Payments due under this Agreement) required to be given to either party must be sent to the respective address given below and is effective: (a) on the date of delivery if delivered in person, (b) five (5) days after mailing if mailed by first-class certified mail, postage paid, or (c) on the next business day if sent by overnight delivery. Either party may change its designated address by written notice.

For Optionee: **CANCERVAX, INC. – see Appendix B**

For The Regents:
The Regents of the University of California
University of California, Los Angeles
Technology Development Group
10889 Wilshire Blvd., Suite 920
Los Angeles, CA 90095-7191

Attention: Contracts Management Team
Ref: UCLA Case No. 2022-155

All Advanced Payments due under this Agreement shall be sent via wire transfer as follows. In order to ensure that funds are properly credited to your account, please reference invoice number or UC Control Number on all wire transfers.

<u>Wire:</u>
[redacted]

<u>ACH:</u>
[redacted]

ACH/EFT Routing No.: 121000358

10.2 Optionee shall furnish to The Regents the completed Optionee contact information form attached hereto as "**APPENDIX B**" concurrent to execution of the Agreement and incorporated herein by this reference, showing: (a) the patent prosecution contact to whom patent prosecution correspondence should be sent; and (b) the financial contact responsible for ensuring that payments are made under this Agreement to The Regents.

11. USE OF NAMES AND TRADEMARKS

11.1 Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). The Regents may list Optionee's name as an optionee of technology from The Regents without further identifying the technology. Unless required by law or unless the required authorizations are obtained (contact adminvc@ucla.edu for more information), the use by Optionee of the name "The Regents of the University of California" or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited.

12. CONFIDENTIALITY

12.1. If either party discloses confidential information to the other party, the disclosing party will designate this information as confidential by appropriate legend or instruction, and the receiving party will use the confidential information only to accomplish the purposes of this Agreement, and use the same degree of care to maintain the secrecy of the confidential information as it uses to maintain the secrecy of its own information of like kind. Neither party will disclose confidential information received from the other party except to its employees, customers, distributors and other agents who are bound to it by obligations of confidentiality and nonuse at least as restrictive as those terms herein and only as required to accomplish the purposes of this Agreement.

12.2. Neither party will have any confidentiality obligation with respect to the confidential information belonging to or disclosed by the other party that: (a) the receiving party can demonstrate by written records was previously known to it; (b) the receiving party lawfully obtained from sources under no obligation of confidentiality; (c) the receiving party independently developed without the use of the disclosing party's information; (d) is or becomes publicly available other than through an act or omission of the receiving party or any of its employees; or (e) is required to be disclosed under the California Public Records Act, governmental audit requirement or other requirement of law.

12.3. The provisions of this Article will continue in effect for five (5) years after expiration or termination of this Agreement. The Regents is free to release the terms and conditions of this Agreement to any and all of the following: (i) employees and agents of The Regents, including the 501(c)(3) organization that oversees the Technology Development Group of the University of California, Los Angeles, (ii) individual Regents, (iii) the non-profit sponsors of the research that led to, and the inventors of, the inventions claimed by the Regents Patent Rights, and (iv) any co-owners of the patent rights comprising Patent Rights. If such release is made, then The Regents shall give notice of the confidential nature of such information.

13. MISCELLANEOUS

13.1. This Agreement will be interpreted and construed in accordance with the laws of the State of California. This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns and will be personal to Optionee and assignable by it only with the express written consent of The Regents.

13.2. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent and/or similar breach or default. This Agreement will not be binding upon the parties until it has been signed on behalf of each party, in which event, it will be effective as of the date first above written. No amendment or modification hereof will be valid or binding upon the parties unless made in writing and signed by both parties. This Agreement embodies the entire understanding of the parties and will supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

13.3. In case any one or more of the provisions contained in this Agreement will be held to be invalid, illegal or

unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions hereof, but this Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

13.4. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile, Portable Document Format (PDF) or photocopied signatures of the parties will have the same legal validity as original signatures.

Both The Regents and Optionee have executed this Agreement by their authorized officers on the dates written below:

CANCERVAX, INC.	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
DocuSigned by:	DocuSigned by:
By: Ryan Davies	By: Mark Wisniewski
20473CE82C034F2...	13D98A2E00FF466...
Signature	*Signature*
Name: Ryan Davies	Name: Mark A. Wisniewski
Title: Chief Executive Officer	Title: Sr. Director, BioPharmaceuticals
Date: 7/1/2022 | 2:46 PM PDT	Date: 7/1/2022 | 4:02 PM PDT

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

DocuSigned by:

By: Amir Naiberg

24ED3CF51EDD40E...

Signature

Name: Amir Naiberg

Title: Associate Vice Chancellor, Technology Development Group

Date: 7/2/2022 | 9:23 AM PDT

APPENDIX A

PATENT RIGHTS

Tech ID	Title	Serial Number	Patent Number	Country	File Date
2022-155-2	METHODS AND COMPOSITIONS FOR TREATING CANCER	63/322,067		UNITED STATES OF AMERICA	3/23/2022
2022-155-1	METHODS AND COMPOSITIONS FOR TREATING CANCER	63/321,292		UNITED STATES OF AMERICA	3/18/2022

***This data matches Technology Development Group's database as of June 16, 2022.**

APPENDIX B

OPTIONEE CONTACT INFORMATION

Optionee Name		UC Control No.	
PATENT PROSECUTION CONTACT			
LAST NAME	Davies	TELEPHONE	(801) 450-8636
FIRST NAME	Ryan	FAX	
TITLE	CEO	EMAIL	ryan@cancervax.com
COMPANY NAME	CANCERVAX, INC.		
ADDRESS	351 Paseo Nuevo, Floor 2		
CITY, STATE, ZIP	Santa Barbara, CA 93101		
COUNTRY	USA		
FINANCIALS CONTACT			
LAST NAME	Carla	TELEPHONE	(805) 570-1006
FIRST NAME	Miller	FAX	
TITLE	Business Manager	EMAIL	carla@cancervax.com
COMPANY NAME	CANCERVAX, INC.		
ADDRESS	351 Paseo Nuevo, Floor 2		
CITY, STATE, ZIP	Santa Barbara, CA 93101		
COUNTRY	USA		